CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our report dated July 27, 2016, relating to the financial statements of ASI Aviation, Inc., which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/Friedman LLP

Marlton, New Jersey

July 27, 2016